Exhibit 10.16.12

Form of Performance Share Unit Agreement

(Chief Executive Officer and Senior Officers)

In connection with the 2007 Incentive Award Plan

For Awards After October 29, 2008

Name of Performance Stock Unit Recipient:

Number of Target PSUs under the 20     PSU Award:

Grant Date:

Service Date as a Condition to Vesting:

Minimum Service Date as a Condition to Vesting:

Performance Conditions to Vesting:

Performance Period, which may be one or more fiscal years:

Base Year, which is fiscal year preceding performance period:

The terms and conditions applicable to the performance share unit award (“PSU Award” or “Award”) made by Coca-Cola Enterprises Inc. (the “Company”) on [insert Grant Date] is described below. This grant was made under the Coca-Cola Enterprises Inc. 2007 Incentive Award Plan (the “Plan”), the terms of which are incorporated into this document. All capitalized terms in this agreement (the “Agreement”) shall have the meaning assigned to them in this Agreement or in the Plan.

1.	20 Performance Share Unit Award. Your 20 PSU Award is expressed as the number of performance stock units (“PSUs”) that will be earned if the target EPS goal is met, which is your “Target PSU Award”.

2.	Waivers of the Vesting Conditions. Except as provided in this Section 2, 100% of your PSU Award will be forfeited upon your termination of employment with the Company or an Affiliated Company prior to [insert Service Date].

a. Retirement. Although the performance condition must be satisfied to determine the number of PSUs, if any, you will earn under this Award, the service condition will be waived upon your Retirement on or after [insert Minimum Service Date], as follows:

i.	If your Retirement occurs between [Insert Minimum Service Date] and [insert last day of Performance Period], the service condition to vesting will be waived on a pro rata portion of your Target PSU Award. The pro ration fraction is determined by dividing the number of months between the grant date of this Award and your retirement date by 42.

ii.	If your Retirement occurs between to [insert first anniversary of Performance Period commencement date] and [insert date one day before second anniversary of Grant Date] the service condition will be waived on a pro rata portion of the PSUs earned under Section 2.a., above. The pro ration fraction is determined by dividing the number of months between the grant date of this Award and your retirement date by 42.

iii.	If your Retirement occurs on or after [insert date second anniversary of Grant Date], one-hundred percent (100%) of the PSUs earned under this Award.

b. Severance Termination. Although the performance condition must be satisfied to determine the number of PSUs, if any, you will earn under this Award, the service condition will be waived upon your Severance Termination on or after [insert Minimum Service Date] , as follows:

i.	If your Severance Termination occurs between [Insert Minimum Service Date] and [insert last day of Performance Period], the service condition to vesting will be waived on a pro rata portion of your Target PSU Award. The pro ration fraction is determined by dividing the number of months between the grant date of this Award and your termination date by 42.

ii.	If your Severance Termination occurs between [insert first anniversary of Performance Period commencement date] and [insert service condition date], the service condition to vesting will be waived on a pro rata portion of the PSUs earned. The pro ration fraction is determined by dividing the number of months between the grant date of this Award and your termination date by 42.

c. Special Vesting in the Event of Your Death, Disability or Severance Termination Within Two Years Following a Change in Control of the Company. In the event your employment terminates on account of your death, Disability or Severance Termination within two years following a Change in Control of the Company, your PSU Award will vest , as follows:

i.	100% of your Target PSU Award will be immediately vested if such event occurs prior to [insert first anniversary of Performance Period commencement date].

ii.	100% of the actual number of PSUs during the Performance Period if such event occurs on or after to [insert first anniversary of Performance Period commencement date] .

3.	Dividend Equivalents on Your 20 PSU Award. Under your 20 PSU Award, you will earn cash credits equal to the dividends declared by the Board of Directors on a share of the Company’s stock from the date of grant through the date your PSU Award is paid to you, multiplied by number of vested performance stock units. These “Dividend Equivalents” will be credited immediately prior to payment of your PSU Award.

4.	Form and Timing of Payment of Your PSU Award and Dividend Equivalents. The Company will distribute a share of Coca-Cola Enterprises Inc. common stock to you for each PSU that vests under your 20 PSU Award, and it will make a cash payment to you equal to your Dividend Equivalents.

Your PSU Award and Dividend Equivalents will be paid to you upon the earlier of your death, separation from service due to Disability, or within 60 days of [insert service requirement date].

5.	Definitions. For purposes of this Award, the following definitions apply:

a.	An “Affiliated Company” includes The Coca-Cola Company and any company of which the Company or The Coca-Cola Company owns at least 20% of the voting stock or capital if (i) such company is a party to an agreement that provides for continuation of certain employee benefits upon immediate employment with such company and (ii) the Company agrees to this subsequent employment.

b.	“Change in Control” is defined in the 2007 Incentive Award Plan (the “Plan).

c.	“Disability” means your inability, by reason of a medically determinable physical or mental impairment, to engage in any substantially gainful activity, which condition is expected to have a duration of not less than one year.

d.	“Earnings Per Share” or “EPS” means the Company’s diluted earnings per share determined under U.S. Generally Accepted Accounting Principles (GAAP) For purposes of this award, adjustments will be made to the numerator of the EPS calculation, for the following: (i) the impact of utilizing an effective tax rate of 25% for the Performance Period; (ii) for the Performance Period only, the impact of changes in the exchange rate between international currencies and the U.S. dollar as compared to [insert Base Year]; and (iii) all of the items listed below (referred to as “Specified Items”) that meet one of the following criteria: (1) the after-tax amount of a single occurrence of a Specified Item exceeds $5 million; or (2) in any one quarter within the fiscal year, the after-tax amount of a series of related Specified Items exceeds $5 million in the aggregate and each individual Specified Item in the series exceeds $2 million.

“Specified Items” are (i) extraordinary items under GAAP and changes in applicable accounting rules; (ii) impairment charges relating to goodwill, franchise, other intangibles, school contracts or other long term assets; (iii) legal settlements and judgments; (iv) insurance proceeds related to losses not recorded in the Performance Period; (v) the effect of acquisitions or dispositions on current year operations and any resultant gains or losses in accordance with applicable accounting standards, provided the subsidiary involved meets the definition of “significant subsidiary” as defined in Regulation S-X; (vi) gains or losses on sales of long-lived assets and equity investments; (vii) restructuring charges under GAAP and changes in applicable accounting rules; (viii) retained or uninsured losses related to acts of terrorism, product recalls, or natural disasters, including named hurricanes, tornados, fires, etc.; (ix) and the cost related to the early extinguishment or modification of debt. Notwithstanding the foregoing, EPS for the Performance Period will be certified by the Human Resources and Compensation Committee of the Board (the “Committee”).

e.	“Retirement” means your termination of employment at or after you are age 55 and a minimum of five years of service, provided you are not terminated for Cause.

f.	“Severance Termination” means your involuntary termination without Cause or, within two years following a Change in Control of the Company, your voluntary termination for Good Reason, provided you execute a release of all potential claims against the Company. “Cause” means (i) willful or gross misconduct that is materially detrimental to the Company, (ii) acts of personal dishonesty or fraud toward the Company or (iii) conviction of a felony, except for a conviction related to vicarious liability based solely on your position with the Company, provided that you had no involvement in actions leading to such liability or had acted upon the advice of the Company’s counsel; and “Good Reason” means your (i) demotion or diminution of duties, responsibilities and status, (ii) a material reduction in base salary and annual incentive opportunities, or (iii) assignment to a position requiring relocation of more than 50 miles from your primary workplace.

7.	Deemed Acceptance of Award. There is no need to acknowledge your acceptance of this Award, as you will be deemed to have accepted the Award, as well as the terms and conditions of the Plan and this document, unless you notify the Company otherwise in writing.

8.	Acknowledgment of Nature of Plan and Performance Share Units. Your PSU Award represents an unfunded and unsecured promise by the Company to pay amounts in the future if, and to the extent that, the award vests. The PSU Award does not entitle you to vote any shares of the Company’s common stock or receive actual dividends.

In accepting the Award, you acknowledge that:

a.	Your PSU Award may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subjected to any lien, obligation, or liability of you or any other party;

b.	The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

c.	All decisions with respect to future awards, if any, will be at the sole discretion of the Company;

d.	Neither the Award of PSUs nor any provision of this Award Agreement, the Plan, or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment, and in the event that you are not an employee of the Company, this Award shall not be interpreted to form an employment contract or relationship with the Company.

9.	Tax Obligations. Regardless of any action the Company or your employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including their grant, vesting, or conversion into shares; the receipt of any cash payments; or the subsequent sale of any shares acquired at vesting and the receipt of any dividends; and (2) do not commit to structure the terms of the Award or any aspect of the performance share units to reduce or eliminate your liability for Tax-Related Items.

Prior to any Tax-Related Items becoming due with respect to the PSUs, the issuance of shares upon vesting of the PSUs or the receipt of any cash payments, you shall pay, or make adequate arrangements to satisfy all withholding obligations of the Company and/or your employer (in their sole discretion). In this regard, you authorize the Company or your employer to withhold all applicable Tax-Related Items legally payable by you from outstanding PSUs, from your wages or other cash compensation payable to you by the Company or your employer or from cash payment received upon the payment of your PSU Award. Alternatively, or in addition, if permissible under local law, the Company or your employer may, in their sole discretion, (1) sell or arrange for the sale of shares to be issued on payment of the PSUs to satisfy the withholding or payment obligation, and/or (2) withhold in shares, provided that the Company and your employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount.

10.	Plan Administration. The Plan is administered by a Committee of the Company’s Board of Directors, whose function is to ensure the Plan is managed according to its terms and conditions. To the extent any provision of this Award is inconsistent or in conflict with any provision of the Plan, the Plan shall govern. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

STOCK PLAN ADMINISTRATOR COCA-COLA ENTERPRISES INC. P.O. BOX 723040 ATLANTA, GA USA 31139-0040 (770) 989-3000

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